Exhibit 4.29

Execution Version

SHARE PURCHASE AGREEMENT

by and among

LUFAX HOLDING LTD

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

and

PING AN ONECONNECT BANK (HONG KONG) LIMITED

(平安壹賬通銀行（香港）有限公司 )

Dated November 13, 2023

i

ii

EXHIBITS

Exhibit A	Form of Instrument of Transfer and Bought and Sold Notes
Exhibit B	Form of Resignation and Release Letter

iii

Exhibit 4.29

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated November 13, 2023, is entered into by and among (i) Lufax Holding Ltd, an exempted company incorporated under the laws of the Cayman Islands whose securities are listed on the New York Stock Exchange and the Hong Kong Stock Exchange (the “Purchaser”), (ii) OneConnect Financial Technology Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands whose securities are listed on the New York Stock Exchange and the Hong Kong Stock Exchange (the “Seller”), and (iii) Ping An OneConnect Bank (Hong Kong) Limited (平安壹賬通銀行（香港）有限公司), a company incorporated under the laws of Hong Kong (the “Company”).

W I T N E S S E T H:

WHEREAS, the Seller holds 100% of the issued share capital in Jin Yi Tong Limited 金亿通有限公司 (the “BVI Holdco”), a British Virgin Islands company and the BVI Holdco holds 100% of the issued share capital in Jin Yi Rong Limited 金億融有限公司, a Hong Kong company (the “HK Holdco”) that holds 100% of the issued share capital in the Company.

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Purchased Share (as defined below) in exchange for the Purchase Price, resulting in the BVI Holdco, the HK Holdco and the Company to become wholly-owned subsidiaries of the Purchaser.

WHEREAS, each party hereto intends to set out in this Agreement certain of its rights and obligations upon the sale and purchase of the Purchased Share as contemplated above.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, in relation to a Person, any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including without limitation, with respect to any Person that is an individual, his or her immediate family members, which includes (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing. Notwithstanding anything to the contrary, none of the Seller or, at any time prior to the Closing, any Group Company, shall be deemed an Affiliate of the Purchaser, and none of the Purchaser or any Person that is directly or indirectly Controlled by the Purchaser shall be deemed an Affiliate of the Seller or, at any time prior to the Closing, any Group Company.

“Agreed Board Composition” has the meaning ascribed to it in Section 6.10.

“Aggregate Purchase Price” as the meaning ascribed to it in Section 2.2.

“Agreement” has the meaning ascribed to it in the Preamble.

“Anti-Bribery Laws” has the meaning ascribed to it in Section 3.16(a).

“Anti-Money Laundering Laws” as the meaning ascribed to it in Section 3.16(c).

“Applicable Accounting Standard” means the Hong Kong Financial Reporting Standards or other accounting standards adopted by the Company and applied consistently throughout the Financial Statements.

“Audited Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Balance Sheet Date” means June 30, 2023.

“Benefit Plan” has the meaning ascribed to it in Section 3.17.

“Board” means the board of directors of the Company.

“Business” means, in respect of a Group Company, the business as it currently conducts and, in respect of the Group Companies, the business as the Group Companies, taken as a whole, currently conduct.

“Business Day” means a day that is not a Saturday or Sunday or another day on which banks in Hong Kong, the PRC, the British Virgin Islands or the Cayman Islands are required or authorized to be closed.

“BVI Holdco” has the meaning ascribed to it in the Preamble.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Closing Financial Statements Day” has the meaning ascribed to it in Section 6.11(a).

“Company” has the meaning ascribed to it in the Preamble.

“Company Fundamental Warranties” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5.

“Company Incentive Plan” means all employee share incentive plan or similar plan of the Company, or any arrangement pursuant to which any director, officer, employee or consultant of any Group Company may receive any equity incentive (whether in the form of options, restricted shares, restricted shares units or otherwise) from any Group Company.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Director Change Approval” has the meaning ascribed to it in Section 6.10.

“Disclosure Schedule” means the disclosure schedule prepared by the Seller and delivered to the Purchaser on the date hereof.

“Due Diligence Materials” means any and all materials provided by or on behalf of the Seller or any Group Company to the Purchaser or its representatives by emails during the Purchaser’s due diligence process with respect to the Seller or any Group Company. The Seller has prepared a complete list of such Due Diligence Materials, which was delivered to the Purchaser on or prior to the date hereof.

“Enforceability Limitations” has the meaning ascribed to it in Section 3.2.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Existing Articles” means the memorandum and articles of association of the BVI Holdco adopted on November 1, 2018, the articles of association of the HK Holdco adopted on November 30, 2018, and the articles of association of the Company adopted on April 21, 2020.

“FCPA” has the meaning ascribed to it in Section 3.16(a).

“Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Government Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“Group Companies” means the BVI Holdco, the HK Holdco, the Company and any Person (other than a natural person) that is directly or indirectly Controlled by the Company.

“HK Holdco” has the meaning ascribed to it in the Preamble.

“HKIAC Rules” has the meaning ascribed to it in Section 10.3(a).

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment, breakage and redemption costs, premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention; (c) all capitalized lease obligations; (d) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Notwithstanding anything to the contrary, the “Indebtedness” of any Person shall not include any obligation or Liability incurred or arising in the ordinary course of business of such Person.

“Intellectual Property” means all U.S. and non-U.S. intellectual property, including (a) all intellectual property rights in inventions, discoveries, and processes, and all patents, and patent disclosures, (b) all trademarks, service marks, trade names, brand names, trade dress rights, logos, Internet domain names and corporate names, and, to the extent recognized under applicable Law, other source indicators, and the goodwill of the business symbolized thereby, (c) all copyrights and works of authorship in any media, including all designs, (d) all computer software, databases and programs, (e) all trade secrets, know-how, and other proprietary or confidential information and (f) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Knowledge of the Purchaser” means the knowledge actually possessed, or should have been possessed after due inquiry, by the Chief Executive Officer and the Chief Financial Officer of the Purchaser.

“Knowledge of the Seller” means the knowledge actually possessed, or should have been possessed after due inquiry, by the Chief Executive Officer and the Chief Financial Officer of the Seller.

“Knowledge of the Warrantors” means the knowledge actually possessed, or should have been possessed after due inquiry, by any executive director of each of the Company or the Seller.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Legal Proceeding or Contract and including all costs and expenses relating thereto.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or other restriction having similar effect.

“Long Stop Date” means the first anniversary of the date of this Agreement.

“Losses” has the meaning ascribed to it in Section 9.2(a).

“Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, is or would be materially adverse to (a) the business, operations, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of any Party other than the Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents, provided, however, that none of the following, and no event, occurrence, fact, condition, change or development arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic or business conditions in Hong Kong, PRC, the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in Hong Kong, PRC, the United States or elsewhere in the world; (iii) changes in conditions generally affecting the industry in which any of the Group Companies operates; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack, or any changes in political conditions; (v) any hurricane, flood, tornado, earthquake, epidemic, pandemic or disease outbreak or other natural disasters; (vi) changes or proposed changes in applicable Law or Applicable Accounting Standards or in the interpretation or enforcement thereof; (vii) the public announcement of this Agreement or any other Transaction Documents, the identity of (or any actions taken by) the Purchaser or the pendency or consummation of the transactions contemplated hereby or by any other Transaction Documents, including any impact arising out of actions of competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions in connection therewith; or (viii) any action or inaction taken by the Seller or the Group Companies pursuant to this Agreement or any other Transaction Documents or at the request or with the consent of Purchaser; provided, further, that, with respect to clauses (i), (ii), (iii), (iv), (v), and (vi) any such event, occurrence, fact, condition, change or development shall be taken into account in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to, occur, to the extent it materially disproportionately adversely affects the Group, taken as a whole, relative to other participants in the industries or markets in which they operate.

“Material Contract” means each Contract (other than the Transaction Documents) to which a Group Company is a party or otherwise bound that (a) involves payments (or a series of payments), contingent or otherwise, of HK$3,000,000 (or the equivalent thereof in another currency) or more individually, in cash, property or services, or extends for more than one year beyond the date of this Agreement; (b) is with a Government Authority; (c) limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision, (d) grants a power of attorney, agency or similar authority; (e) relates to Indebtedness, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person, (f) relates to any Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software, (g) is a Related Party Contract, (h) is a lease on real or personal property, (i) is an insurance policy, (j) is outside the ordinary course of business of any Group Company, or (k) is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent. Notwithstanding anything to the contrary, the “Material Contract” shall not include any Contracts entered into in the ordinary course of business of the Group Companies.

“Material License” means all franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Government Authority that are, individually or in the aggregate, material for the conduct of the Business of the Group Companies, taken as a whole.

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Ordinary Share” or “Share” means the ordinary share of the BVI Holdco, with no par value.

“Outgoing Directors” means (a) Jie Li, who serves as the sole director of the BVI Holdco, and (b) Rong Chen, who serves as a member of the board of directors of the HK Holdco and as a member of the Board of the Company as of the date of this Agreement.

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Purchased Share” means one Ordinary Share of the BVI Holdco, with no par value, held by the Seller, representing 100% of the issued share of the BVI Holdco.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser Fundamental Warranties” means the representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.3.

“Purchaser Indemnitee” has the meaning ascribed to it in Section 9.2(a).

“Purchaser Material Adverse Effect” means change, circumstance, event or effect that, individually or in the aggregate, is or would be materially adverse to the ability of the Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents.

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of any Group Company, (b) any director or officer of any Group Company, and (c) the Affiliates of the Persons enumerated under (a) and (b), in each case of (a), (b) and (c), excluding any Group Company.

“Related Party Contracts” has the meaning ascribed to it in Section 3.18(a).

“Release” has the meaning ascribed to it in Section 6.9(a).

“Released Claims” has the meaning ascribed to it in Section 6.9(a).

“Released Persons” has the meaning ascribed to it in Section 6.9(a).

“Releasing Persons” has the meaning ascribed to it in Section 6.9(a).

“Representatives” has the meaning ascribed to it in Section 3.16(a).

“Resignation and Release Letters” has the meaning ascribed to it in Section 2.4(h).

“Sanctions Laws” has the meaning ascribed to it in Section 3.16(b).

“Seller” has the meaning ascribed to it in the Preamble.

“Seller Bank Account” means the bank account notified by the Seller to the Purchaser in writing at least five (5) Business Days prior to the Closing Date.

“Seller Fundamental Warranties” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5.

“Seller Indemnification Threshold” has the meaning ascribed to it in Section 9.3(a).

“Straddle Period” means any taxable period that begins on or prior to and ends after the Closing Date.

“Tax” or “Taxes” means (a) in the PRC: (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, and other social insurance withholding), housing funds and tariffs (including import duty and import value-added tax), and other taxes, charges, fees, levies, or other assessments of any kind whatsoever as applicable, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (i) above, and (iii) any form of transferor liability imposed by any Government Authority in connection with any item described in clauses (i) and (ii) above, and (b) in any jurisdiction other than the PRC: all similar liabilities as described in clause (a) above.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Third Party Claim” has the meaning ascribed to it in Section 9.2(b)(ii).

“Third Party Consents” has the meaning ascribed to it in Section 6.4.

“Third Party Payments” has the meaning ascribed to it in Section 9.3(e).

“Transaction Documents” means this Agreement and other agreements or documents required to be executed or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” has the meaning ascribed to it in Section 10.1.

“Transfer” means, with respect to any Equity Securities of any Person, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Equity Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or to agree or commit to do any of the foregoing, and, (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Unaudited Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Warrantors” means, collectively, the Company and the Seller.

Section 1.2 Interpretation and Rules of Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii) any reference in this Agreement to an Article, Section, Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. All Exhibits hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii) the term “non-assessable,” when used with respect to any Shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(viii) except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the United States.

(b) In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Purchased Share, at the Aggregate Purchase Price, free and clear of all Liens.

Section 2.2 Purchase Price. The aggregate purchase price for all Purchased Share (the “Aggregate Purchase Price”) shall be HK$933,000,000 in cash.

Section 2.3 Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of all Purchased Share as contemplated by this Agreement (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on a date that is no later than the fifth (5th) Business Day after the satisfaction or valid waiver of each of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing occurs, the “Closing Date”), unless another time, date or place is agreed to in writing by the Purchaser and the Seller. All transactions occurring at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed concurrently, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

Section 2.4 Closing Deliveries by the Seller and the Company. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser, and the Company shall deliver and the Seller shall cause the Company to deliver to the Purchaser:

(a) an instrument of transfer and sold note in the form of Exhibit A hereto with respect to the Purchased Share, duly executed by the Seller;

(b) a copy of the resolutions or other internal authorizations duly and validly adopted by the board of directors and the shareholders of the Seller and certified by a duly authorized signatory of the Seller, evidencing its authorization of the execution and delivery of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(c) a copy of the register of members of the BVI Holdco, dated the Closing Date and duly certified by the registered agent of the BVI Holdco, evidencing the ownership by the Purchaser of all of the Purchased Share free and clear of all Liens;

(d) the original share certificate(s) representing the Purchased Share (such share certificate(s) to be voided by the BVI Holdco) or, if such original share certificate(s) could not be returned to the BVI Holdco at the Closing, an indemnity letter for lost share certificate in form and substance acceptable to the registered agent of the BVI Holdco and the Purchaser in respect of the Purchased Share;

(e) a copy of share certificate in the name of the Purchaser, dated the Closing Date and duly executed by the director of the BVI Holdco, evidencing the ownership by the Purchaser of all of the Purchased Share free and clear of all Liens, with the original of such share certificate to be delivered to the Purchaser within twenty Business Days after the Closing Date;

(f) a copy of the register of directors of the BVI Holdco, dated the Closing Date and duly certified by the registered office provider of the BVI Holdco, evidencing the sole director of the BVI Holdco to be consistent with the Agreed Board Composition;

(g) only if the applicable Director Change Approval has been obtain before the Closing Date, a copy of the register of directors of the HK Holdco, dated the Closing Date and duly certified by the registered office provider of the HK Holdco, evidencing the composition of the board of directors of the HK Holdco to be consistent with the Agreed Board Composition;

(h) only if the applicable Director Change Approval has been obtain before the Closing Date, a copy of the register of directors of the Company, dated the Closing Date and duly certified by the registered office provider of the Company, evidencing the composition of the Board to be consistent with the Agreed Board Composition;

(i) duly executed resignation and release letters, dated the Closing Date and in the form of Exhibit B hereto, of each of the Outgoing Directors evidencing their resignation as members of the board of directors of the BVI Holdco, the HK Holdco or the Company, as applicable, which shall become effective immediately upon the Closing;

(j) a copy of the resolutions duly and validly adopted by the sole director or the board of directors of the BVI Holdco, the HK Holdco and the Company, as the case may be, prior to the Closing Date, evidencing the authorization by the sole director or the board of directors of the BVI Holdco, the HK Holdco and the Company, as the case may be, of the execution and delivery of this Agreement and other Transaction Documents to which the relevant Group Company is a party and the consummation of the transactions contemplated hereby and thereby, including (i) the acknowledgement of receipt of the resignation letters from the Outgoing Directors; (ii) the Agreed Board Composition including the appointment of the directors nominated by the Purchaser; and (iii) in terms of the resolutions adopted by the sole director of the BVI Holdco, the transfer of the Purchased Share as contemplated by this Agreement;

(k) a copy of the resolutions duly and validly adopted by the shareholder(s) of each of the BVI Holdco, the HK Holdco and the Company prior to the Closing Date, evidencing the shareholder’s authorization of the execution and delivery of this Agreement and other Transaction Documents to which any relevant Group Company is a party and the consummation of the transactions contemplated hereby and thereby, including (i) the acknowledgement of receipt of the resignation letters from the Outgoing Directors; (ii) the Agreed Board Composition including the appointment of the directors of the BVI Holdco, the HK Holdco and the Company as nominated by the Purchaser; and (iii) for the resolutions adopted by the shareholder of the BVI Holdco, the transfer of the Purchased Share as contemplated by this Agreement; and

(l) the closing certificate of the Company and the Seller as contemplated by Section 7.2(h).

Section 2.5 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller, against and upon the Purchaser’s receipt of all the applicable closing deliverables set forth in this Article II:

(a) an amount equal to the Aggregate Purchase Price, by wire transfer of immediately available funds in Hong Kong dollars to the Seller Bank Account, such payment to be evidenced by an irrevocable instruction of payment (e.g., MT-103);

(b) a copy of the resolutions duly and validly adopted by the board of directors of the Purchaser prior to the Closing Date, evidencing the authorization by the board of directors of the Purchaser of the execution and delivery of this Agreement and other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, including the purchase of the Purchased Share as contemplated by this Agreement;

(c) an instrument of transfer and bought note in the form of Exhibit A hereto with respect to the Purchased Share, duly executed by the Purchaser; and

(d) the closing certificate of the Purchaser as contemplated by Section 7.3(e).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE GROUP COMPANIES

Except for information as set forth in the Disclosure Schedule and as contained in the Due Diligence Materials, the Warrantors jointly and severally represent and warrant to the Purchaser that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 3.1 Organization; Good Standing. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Group Company is duly qualified or authorized to do business as now conducted and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required. True and complete copies of the Existing Articles, which are in full force and effect as of the date hereof and as of immediately prior to the Closing, have been made available to the Purchaser.

Section 3.2 Authorization. Each Group Company has all requisite corporate power and authority to execute and deliver this Agreement and other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and other Transaction Documents to which any Group Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other similar action on the part of such Group Company. This Agreement has been, and each of other Transaction Documents to which any Group Company is a party will be at or prior to the Closing, duly and validly executed and delivered by such Group Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and other Transaction Documents to which any Group Company is a party will constitute, legal, valid and binding obligations of such Group Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

Section 3.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by any Group Company of this Agreement or other Transaction Documents to which such Group Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Group Company with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i) the Existing Articles or the memorandum and articles of association or comparable organizational documents of any other Group Company, (ii) any Material Contract or Material License, (iii) any Order applicable to any Group Company or by which any of the properties or assets of any Group Company are bound; or (iv) any applicable Law, in each case of (i), (ii), (iii) and (iv), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Group Companies to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) Other than (i) the approval to be obtained from the Hong Kong Monetary Authority for the authorization for change of controllers of the Company, the Director Change Approvals and any other approvals, authorizations or consents as may be requested by the Hong Kong Monetary Authority in connection with the consummation of the transactions contemplated hereby, (ii) the approval from the independent shareholders of the Seller as required under the Hong Kong Listing Rules in connection with this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (iii) the Third Party Consents, to the Knowledge of the Warrantors, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or other Transaction Documents or the compliance by any Group Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where the failure to make or obtain such consent, waiver, approval, Order, Permit or authorization, declaration, filing or notification would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The entire issued and outstanding share of the BVI Holdco consists of one Ordinary Share, which is duly authorized, validly issued, fully paid and non-assessable. The Purchased Share constitute 100% of the issued and outstanding share of the BVI Holdco.

(b) A complete and current list of the Group Companies, and for each Group Company, its name, the jurisdiction in which it is incorporated or organized and all shareholders, option holders and other security holders of such Group Company indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in Section 3.4(b) of the Disclosure Schedule.

(c) No Company Incentive Plan exists. Except as contemplated by this Agreement, there are no outstanding shares or equity of any Group Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel such Group Company to issue, repurchase or redeem any share or other securities of such Group Company. None of the Group Companies is under any obligation to register any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities under the Securities Act of 1933, as amended, of the United States, nor is any Group Company obligated to register or qualify any such securities under the securities laws of any state of the United States or to list any of such securities in the Cayman Islands, Hong Kong or any other jurisdiction, and none of the Group Companies is a party or subject to any Contract that affects or relates to the voting or giving of consents with respect to, its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

Section 3.5 Group Companies.

(a) None of the Group Companies is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any share or interest in any Person (other than another Group Company).

(b) All the outstanding share capital or other equity interest of each Group Company is validly issued, fully paid and non-assessable and are owned free and clear of all Liens.

(c) Except as contemplated under the Existing Articles, no Person is entitled to serve or appoint any Person to serve as a director or an observer on the board of any Group Companies.

Section 3.6 Corporate Books and Records. Each Group Company has provided to the Purchaser or its counsel a copy of its minute books. Such copy is true, correct and complete in all material respects, and contains all amendments and all minutes of meetings and actions taken by the applicable Group Company’s shareholders and directors in all material respects since the time of incorporation through the date hereof, and reflects all transactions referred to in such minutes accurately in all material respects. All board and shareholder resolutions, charter documents (and any amendments thereto) and any other filings of the Group Companies, if required to be filed under applicable Law, have been duly filed with the relevant Government Authority within the required deadlines.

Section 3.7 Financial Statements.

(a) Copies of (i) the audited balance sheet of the Company for each of the three fiscal years ended December 31, 2020, 2021 and 2022 and the related audited statements of income, cash flows and changes in equity of the Company, the audited consolidated balance sheet of the Group Companies for each of the three fiscal years ended December 31, 2020, 2021 and 2022, and the related audited consolidated statements of income, cash flows and changes in equity of the Group Companies, and the audited consolidated balance sheet of the Group Companies as of June 30, 2023 and the related audited consolidated statements of income, cash flows and changes in equity of the Group Companies for the six-month period ended June 30, 2023, together with all related notes and schedules thereto (collectively the “Audited Financial Statements”), and (ii) the unaudited balance sheet of each of the BVI Holdco and the HK Holdco for each of the three fiscal years ended December 31, 2020, 2021 and 2022 and the related unaudited statements of income, cash flows and changes in equity of each of the BVI Holdco and the HK Holdco, and the unaudited balance sheet of each of the BVI Holdco, the HK Holdco and the Company as of June 30, 2023, and the corresponding unaudited statements of income, cash flows and changes in equity of each of the BVI Holdco, the HK Holdco and the Company, together with all related notes and schedules thereto (the “Unaudited Financial Statements,” collectively with the Audited Financial Statements, the “Financial Statements”) have been delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the relevant Group Company or the Group Companies in all material respects, and (ii) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies, except in the case of the Audited Financial Statements, as set forth in the notes thereto and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Audited Financial Statements give a true and fair view of the state of affairs and balance sheet of the Group Companies or the Company as at the dates thereof and of profits and losses for the financial period to which they relate. The Unaudited Financial Statements show a reasonable representation of the state of affairs and balance sheet of the relevant Group Company at the respective cut-off day, and of the profits and losses of the relevant Group Company for the financial period ended on the respective cut-off day.

(b) All of the accounts receivable owing to any Group Company as set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, subject to the Enforceability Limitations, and reserves therefor shown on the Financial Statements are adequate and on a basis consistent with the Applicable Accounting Standard.

(c) No Group Company has any Liabilities other than (i) Liabilities reflected or reserved in the Financial Statements, and (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date; (iii) Liabilities of a type or nature not required under the Applicable Account Standard to be reflected in the financial statements of the Company (iv) in relation to future performance under existing Contracts to which any Group Company is a party or otherwise bound or (v) that are not, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.8 Sufficiency; Relevant Business. The Group Companies are carrying out the Business in the ordinary course of business, except to the extent the Group Companies perform any of its obligations under this Agreement. The Business is a going concern. The businesses and assets that are held by the Group Companies and will remain held by the Group Companies upon the Closing constitute all of the assets, businesses, rights, Permits, Intellectual Property, data and Contracts necessary and sufficient to conduct the Business in the same manner in all material respects as conducted as of the date hereof.

Section 3.9 Absence of Certain Changes. Except as specifically contemplated by the Transaction Documents or as agreed upon by the Purchaser with the prior written consent, since the Balance Sheet Date, each Group Company has operated its businesses and assets in the ordinary course of business in all material respects. Without limitation to the generality of the foregoing, no Group Company has, since the Balance Sheet Date:

(a) incurred any single transaction or any series of transactions that involved any payment (or a series of payments), contingent or otherwise, in excess of HK$3,000,000 (or the equivalent thereof in another currency) in cash, property or services, except for any transactions incurred in the ordinary course of business of the Group Companies;

(b) incurred any equity investment or debt offering; or

(c) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.9 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.9, except as expressly contemplated by this Agreement and other Transaction Documents.

Section 3.10 Legal Proceedings. Except as disclosed in Section 3.10 of the Disclosure Schedule, to the Knowledge of the Warrantors, there is no Legal Proceeding against any Group Company, or against any officer or director of any Group Company in connection with their relationship with the Group Companies, pending or, to the Knowledge of the Warrantors, threatened in writing, including but not limited to any Legal Proceeding that questions the validity of the Transaction Documents, the right of the Company to enter into any Transaction Document to which it is a party, the rights and obligations of the Company to consummate the transactions contemplated by any Transaction Document to which it is a party, that, if determined adversely to the relevant Group Company or director of such Group Company, would have a Material Adverse Effect. To the Knowledge of the Warrantors, there is no Order in effect against any Group Company that would or would reasonably be expected to restrict the Company from performing its obligations under any Transaction Document or consummating the transactions contemplated under any Transaction Document. To the Knowledge of the Warrantors, there is no Legal Proceedings initiated by any Group Company pending, or which any of them intends to initiate, which if determined adversely to the relevant Group Company, would have a Material Adverse Effect.

Section 3.11 Title to Properties; Liens and Encumbrances. Each Group Company solely owns or leases all material properties and assets necessary to conduct the Business, and none of such leased material properties or assets are owned by any other Related Party, except as disclosed in Section 3.11 of the Disclosure Schedule. Each Group Company has good and marketable title to all its material properties and assets, both real and personal, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any Liens. With respect to material leased properties and assets, each Group Company is in compliance with all applicable leases in all material respects. All material properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the representations and warranties contained in this Section 3.11 shall be deemed to relate to any Intellectual Property or interest in any Intellectual Property (such matters being the subject of Section 3.12).

Section 3.12 Intellectual Property.

(a) Each Group Company owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all material Intellectual Property necessary to conduct the Business without any material conflict with or infringement of the rights of any other Person. To the Knowledge of the Warrantors, no claims have been asserted against any Group Company and remain unresolved, nor is any Group Company aware of any threatened claim or demand in writing, by any other Person (i) challenging or questioning such Group Company’s validity, enforceability, ownership, right to, or use of any material Intellectual Property owned or used by any Group Company, or in which any Group Company possess legal rights, or the validity or effectiveness of any license or similar agreement with respect thereto, (ii) alleging any material interference, infringement, misappropriation or other violation of the Intellectual Property rights of other Persons, or (iii) alleging any unfair competition or trade practices. To the Knowledge of the Warrantors, no Group Company has received any written communication alleging that such Group Company has violated or, by conducting its business as proposed, would violate any intellectual property rights of other Persons.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a complete list of all material registered Intellectual Property of each Group Company. All of such material registered Intellectual Property are owned by, registered or applied for solely in the name of the Group Companies.

(c) Each Group Company has taken reasonable steps and measures to establish and preserve ownership of, or legally sufficient right to, all Intellectual Property material to the Business; and each Group Company has taken reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to the Business, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect. To the Knowledge of the Warrantors, there is no infringement, misappropriation or other violation by any other Person of any material Intellectual Property of any Group Company.

(d) Each Group Company owns all rights in and to any and all material Intellectual Property used or planned to be used by such Group Company, or covering or embodied in any past, current or planned material activity, service or product of such Group Company, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, at any time on or prior to the date of this Agreement, by such Group Company. No former or current employee, and no former or current consultant, of any Group Company has any material rights in any of the Group Companies’ Intellectual Property. Each current and former employee employed, or current and former consultant engaged, by any Group Company as of the Closing has executed a confidential information, invention assignment, non-compete and non-solicitation agreement in a form which has been provided to the Purchaser, and to the Knowledge of the Warrantors, none of the employees, or consultants, currently or formerly employed or otherwise engaged by any Group Company, is in material violation thereof. Each consultant of any Group Company has executed a consultant contract in substantially the form provided to the Purchaser. To the Knowledge of the Warrantors, no Group Company is using or plans to use, nor any Group Company believes it is or will be necessary to utilize, any inventions of any of its employees (or Persons it currently intends to hire) made prior to or outside the scope of their employment by any Group Company.

(e) No Intellectual Property owned by any Group Company, or in which any Group Company possesses legal rights, and material to the operation of the Business is the subject of any security interest, lien, license or other Contract granting rights therein to any other Person. No Group Company has (i) transferred or assigned, (ii) granted a license to, or (iii) provided or licensed in source code form, any Intellectual Property material to the Business and owned by any Group Company, or in which any Group Company possesses legal rights, to any Person.

Section 3.13 Taxes.

(a) Each Group Company has duly and timely filed all material Tax Returns as required by Law to have been filed by it and all such material Tax Returns are true, correct, and complete in all respects. Each Group Company has paid in full all Taxes required to be paid by it and no Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the material assets of any Group Company. The provisions for Taxes in the Financial Statements accurately reflect all unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements in all material respects.

(b) To the Knowledge of the Warrantors, no examination or audit of any Tax Returns of any Group Company by any Government Authority is currently in progress or has been threatened in writing. To the Knowledge of the Warrantors, no assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties. To the Knowledge of the Warrantors, none of the Group Companies is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes other than in the ordinary course of business or where the incurrence of such Taxes would not be reasonably expected to have a Material Adverse Effect. To the Knowledge of the Warrantors, none of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. To the Knowledge of the Warrantors, none of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established, except where such treatment would not be reasonably expected to have a Material Adverse Effect.

(c) Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any Person in all material respects.

(d) Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Tax Law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order enjoyed by any Group Company has been made or granted, in compliance with all applicable Laws in all material respects and is expected to remain in full effect in all material respects throughout the current effective period thereof after the Closing Date and no Group Company has received any notice to the contrary. Each Group Company is in compliance with transfer pricing requirements in all material respects in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the material transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of Taxes which are material to the Business and granted to any Group Company by a Government Authority are in full force and effect and have not been terminated. To the Knowledge of the Warrantors, none of the Group Companies is responsible for Taxes of any other Person by reason of contract, successor liability, operation of Law or otherwise.

(e) No Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The transactions contemplated under this Agreement and other Transaction Documents to which a Group Company is a party are not in material violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group Companies.

Section 3.14 Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedule contains a true and complete list of all Material Contracts.

(b) As of the date hereof and subject to the Enforceability Limitations, each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order in any material respect, and is in full force and effect and enforceable in accordance with its terms. Such Group Company has duly performed all of its material obligations under each Material Contract to the extent that such obligations to perform have accrued, and to the Knowledge of the Warrantors, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. To the Knowledge of the Warrantors, no Group Company has given written notice that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract as a result of any breach, violation or default thereunder by such Group Company.

Section 3.15 Compliance with Laws.

(a) To the Knowledge of the Warrantors, each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property.

(b) To the Knowledge of the Warrantors, no event has occurred or circumstances exist that (with or without notice or lapse of time) may (i) constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order in any material respect or (ii) give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(c) None of the Group Companies has received any notice or other written communication from any Government Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order in any material respect or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(d) None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect in any material respect.

(e) Except as disclosed in Section 3.15 of the Disclosure Schedule, the execution, delivery, and performance of the Transaction Documents by any Group Companies do not and will not (i) accelerate the maturity of any such Indebtedness or to increase the rate of interest presently in effect with respect to such Indebtedness; (ii) cause any Group Company to be in default of its obligations under any Contract evidencing; or (iii) result in the creation of any encumbrance upon any of the properties or assets of any Group Company, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

(f) The Group Companies have obtained all approvals and authorizations (including any and all amendments to such approvals and authorizations) from the relevant Government Authorities and have fulfilled any and all filings and registration requirements (including any and all amendment requirements) with the relevant Government Authorities required for the operations of the Group Companies, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. All filings and registrations with the relevant Government Authorities required in respect of the Group Companies have been duly completed in accordance with the relevant Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Group Company has received any letter or notice from any relevant Government Authority notifying it of the revocation of any material authorization of any Government Authority, material permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business and is operating its businesses in compliance with all relevant Laws and Orders in all material respects. None of the Group Companies has reason to believe that any material authorization of any Government Authority, material license or permit requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Government Authorities.

Section 3.16 Anti-bribery, Anti-corruption, Anti-money Laundering and Sanctions.

(a) Each of the Group Companies, the Seller and, to the Knowledge of the Warrantors, their respective directors, officers and employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, the “Representatives”), is and has been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-corruption-related record keeping and internal control Laws (collectively, the “Anti-Bribery Laws”). Without limiting the foregoing, none of the Group Companies and, to the Knowledge of the Warrantors, their Representatives has: directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation or request for information of (i) the making of any gift or payment of anything of value to any public official by any Person to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which (A) would violate the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), if taken by an entity subject to the FCPA, (B) would violate the U.K. Bribery Act 2010, if taken by an entity subject to the U.K. Bribery Act 2010, or (C) could constitute a violation of any applicable Anti-Bribery Laws; (iii) the making of any false or fictitious entries in the books or records of any Group Company; or (iv) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment. The Group Companies have established or is subject to adequate internal controls and procedures intended to ensure compliance with the Anti-Bribery Laws.

(b) None of the Group Companies, the Seller and, to the Knowledge of the Warrantors, their respective Representatives is owned or Controlled by a Person that is targeted by or the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, His Majesty’s Treasury or any other relevant Governmental Authority or has engaged in any activities that would be in violation of the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended, or sanctions and measures imposed by the United Nations or any other relevant Governmental Authority (collectively, the “Sanctions Laws”). None of the Group Companies, the Seller and, to the Knowledge of the Warrantors, any of their respective Representatives, has been investigated or is being investigated or is subject to a pending or threatened investigation in relation to any Sanctions Laws by any law enforcement, regulatory or other Governmental Authority or any customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in any violation of any applicable Sanctions Laws or been debarred from bidding for any contract or business relating to Sanctions Laws, and there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.

(c) The operations of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the applicable anti-money laundering statutes of all jurisdictions where the Group Companies conduct business, the rule and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by the relevant Governmental Authorities (including, to the extent applicable, the United State Currency and Foreign Transactions Reporting Act of 1970) (collectively, the “Anti-Money Laundering Laws”). The Group Companies have instituted, maintained and enforced adequate policies and procedures to ensure compliance with Anti-Money Laundering Laws to the extent required by applicable Law. None of the Group Companies has been penalized for or threatened to be charged with, or given notice of any violation of, or under investigation with respect to, any Anti-Money Laundering Laws, and no Action by or before any court, Governmental Authority or any arbitrator involving any alleged violation of applicable Anti-Money Laundering Laws by any Group Company is pending or threatened.

Section 3.17 Employee Matters. To the Knowledge of the Warrantors, no employee of any Group Company is in violation of any Law or Order, or any provision of any Contract relating to such employee’s relationship with the Group Company or any prior employer which would have a Material Adverse Effect. Except as required by applicable Law, none of the Group Companies has any Benefit Plan. For purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, severance, retirement, health or insurance plan. To the Knowledge of the Warrantors, no officer or key and senior employee intends to terminate their employment with the Group Company as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, and none of the Group Companies has a present intention to terminate the employment of any of the foregoing. To the Knowledge of the Warrantors, there is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities pending or threatened in writing between any Group Company and its employees. Each Group Company has (a) complied with all applicable Laws related to employment and related to the Benefit Plans, and the terms and conditions of employment in all material respects, in each case, with respect to its employees; (b) has paid all wages, benefits and other required payments in the ordinary course of business; (c) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (d) other than as required by applicable Law, is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, in each case, in all material respects. No complaint or grievance relating to the labor practices of any of the Group Companies is pending or, to the Knowledge of the Warrantors, threatened in writing against any of the Group Companies, and no charges are pending or, to the Knowledge of the Warrantors, threatened in writing before any Government Authority responsible for the prevention of unlawful employment practices with respect to any of the Group Companies.

Section 3.18 Transactions with Related Parties.

(a) All Contracts (other than (i) the Transaction Documents, (ii) the employment agreements, (iii) the confidential information, invention assignment, non-compete and non-solicitation agreements and (iv) Contracts entered into in the ordinary course of business of the Group Companies) to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are or have been a party or otherwise bound or affected (the “Related Party Contracts”) are set forth on Section 3.18(a) of the Disclosure Schedule. Each Related Party Contract was made on an arm’s-length basis.

(b) No Related Party has any direct or indirect ownership in any Person with which any Group Company has a business relationship, or any Person that competes with or would reasonably be expected to compete with any Group Company, except for ownership of less than five percent (5%) of any class or other equity of publicly traded companies. Except for transactions in the ordinary course of the business of a Group Company on terms and conditions as favorable to the Group Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with an unrelated party, no Related Party has any Contract, understanding, business relationship with, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party has had, either directly or indirectly, a material interest in (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services, or (b) any Contract to which a Group Company is a party or by which it may be bound or affected.

Section 3.19 Material Licenses. Each Group Company has all the Material Licenses for the conduct of the Business as now being conducted, and the Group Companies are able to maintain without hardship all the Material Licenses for the conduct of Business as currently proposed to be conducted. Section 3.19 of the Disclosure Schedule contains a complete and correct list of all Material Licenses held by each Group Company and the termination date of each such Material License. The Material Licenses currently held by the Group Companies as of the date hereof are, and will remain, in full force and effect on or prior to the Closing Date. No other Material License is necessary for, or otherwise material to, the conduct of the Business by the Group Companies. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default under any of its Material Licenses and has not received any notice (whether written or not) relating to the suspension, revocation or modification of any such Material Licenses.

Section 3.20 Entire Business. No facilities, services, assets or properties used in connection with the Business of the Group Companies are shared with any other Person.

Section 3.21 Office or Branch Locations. Except as disclosed in Section 3.21 of the Disclosure Schedule, the Group Companies do not maintain any office or branch.

Section 3.22 Full Disclosure. Neither this Agreement nor any Exhibit or Schedule hereto contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.23 Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 4.1 Organization and Good Standing. The Seller is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2 Authorization. Subject to the approval from the independent shareholders of the Seller as required under the Hong Kong Listing Rules in connection with this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, the Seller has all requisite power and authority to execute and deliver this Agreement and other Transaction Documents to which the Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller, other than the approval from the independent shareholders of the Seller as required under the Hong Kong Listing Rules in connection with this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of other Transaction Documents to which the Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and other Transaction Documents to which the Seller is a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by the Seller of this Agreement or other Transaction Documents to which the Seller is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Seller or (ii) any Law or Order applicable to the Seller, in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Seller to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) Other than (i) the approval to be obtained from the Hong Kong Monetary Authority for the authorization for change of controllers of the Company, the Director Change Approvals and any other approvals, authorizations or consents as may be requested by the Hong Kong Monetary Authority in connection with the consummation of the transactions contemplated hereby, (ii) approval from the independent shareholders of the Seller as required under the Hong Kong Listing Rules in connection with the consummation of the transactions contemplated hereby and (iii) the Third Party Consents, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or other Transaction Documents or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where the failure to make or obtain such consent, waiver, approval, Order, Permit or authorization, declaration, filing or notification would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Title to Purchased Share. The Seller is the sole record and beneficial owner of and has good and valid title to the Purchased Share, free and clear of all Liens. The Seller has the full corporate power to sell, transfer, assign and deliver its Purchased Share as provided in this Agreement and, upon transfer and delivery of the Purchased Share to the Purchaser and payment therefor in accordance with this Agreement and entry of the name of the Purchaser as the holder of the Purchased Share in the register of members of the BVI Holdco, such transfer and delivery will convey to the Purchaser good, valid and marketable title to the Purchased Share, free and clear of all Liens. The Purchased Share is duly authorized, validly issued, fully paid and non-assessable. Except for this Agreement , the Purchased Share is not subject to any option, warrant, purchase right or other contract or commitment that would require the Seller to sell, transfer or otherwise dispose of any of the Purchased Share.

Section 4.5 Cancellation of Indebtedness. As of the Closing Date, any and all Liens granted by any Group Company in favor of the Seller shall be unconditionally and irrevocably released and discharged, such that no issued and outstanding shares of the Company nor any assets of any Group Company will be subject to or burdened by any Lien in favor of the Seller or any Affiliate of the Seller.

Section 4.6 Legal Proceedings. To the Knowledge of the Seller, there is no Legal Proceeding against the Seller, or against any employee, officer or director or Affiliate of the Seller in connection with its relationship with the Group Companies, pending or threatened in writing, including but not limited to any Legal Proceeding that questions the validity of the Transaction Documents to which it is a party, the right of the Seller to enter into any Transaction Document, the rights and obligations of the Seller to consummate the transactions contemplated by any Transaction Document to which it is a party, that, if determined adversely to the Seller or director of the Seller, would have a Material Adverse Effect.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date):

Section 5.1 Organization and Good Standing. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2 Authorization. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other similar action on the part of the Purchaser. This Agreement has been, and each of other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.

Section 5.3 Conflicts.

(a) None of the execution, delivery and performance by the Purchaser of this Agreement or other Transaction Documents to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Purchaser; or (ii) any Order or Law applicable to the Purchaser, in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) Other than the approval to be obtained from the Hong Kong Monetary Authority for the authorization for change of controllers of the Company, the Director Change Approvals and any other approvals, authorizations or consents as may be requested by the Hong Kong Monetary Authority in connection with the consummation of the transactions contemplated hereby, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or other Transaction Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where the failure to make or obtain such consent, waiver, approval, Order, Permit or authorization, declaration, filing or notification would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 Sufficiency of Funds; Solvency.

(a) The Purchaser currently has and will have on the Closing Date sufficient funds available to consummate the transactions contemplated hereby, including to pay the Aggregate Purchase Price and its Transaction Expenses.

(b) Immediately after giving effect to the transactions contemplated hereby, the Purchaser shall be solvent and shall have adequate capital to carry on its businesses.

Section 5.5 Legal Proceedings. To the Knowledge of the Purchaser, there is no Legal Proceeding against the Purchaser, or against any employee, officer or director or Affiliate of the Purchaser in connection with its relationship with the Group Companies, pending or threatened in writing, that questions the validity of the Transaction Documents to which it is a party, the right of the Purchaser to enter into any Transaction Document, the rights and obligations of the Purchaser to consummate the transactions contemplated by any Transaction Document to which it is a party, that, if determined adversely to the Purchaser, would have a Purchaser Material Adverse Effect.

Section 5.6 Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. Following the date hereof until the Closing, subject to compliance with all applicable Laws, the Purchaser shall be entitled to make such commercially reasonable investigation of the properties, assets, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it may request from time to time and to make extracts and copies of such books and records. The Warrantors shall cause the Group Companies and each of the Group Companies’ respective officers, directors, employees, consultants, agents, accountants, attorneys and other representatives to use commercially reasonable efforts to: (a) afford the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser access, during regular business hours, to the offices, properties, facilities, books and records of each Group Company, and (b) furnish to the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of each Group Company as the Purchaser may from time to time request. All access and investigation pursuant to this Section 6.1 shall be (a) conducted during normal business hours upon reasonable advance notice to Seller and the Company, and (b) conducted in such a manner as not to interfere with the normal operations of the Seller or the Group Companies. Notwithstanding anything to the contrary contained herein, between the date hereof and the time of the Closing, neither Seller nor any Group Company shall be required to provide access or disclose information where such access or disclosure would, in Seller’s reasonable judgment, (a) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Seller or any Group Company, or (b) conflict with any Law or Order applicable to Seller or any Group Company or other obligation of confidentiality; provided, however, that, in such instances, the Seller shall inform the Purchaser of the general nature of the information being withheld and, upon the Purchaser’s request and at the Purchaser’s sole cost and expense, reasonably cooperate with the Purchaser to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (a) and (b).

Section 6.2 Notice of Developments. Prior to the Closing, (a) each Party shall promptly notify the other Parties in writing or by email of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant or agreement of such Party in this Agreement, and (b) the Warrantors shall promptly notify the Purchaser in writing or by email of all other material developments affecting the assets, Liabilities, business, financial condition, operations, result of operations, client relationships, employee relations, projections or prospects of any Group Company.

Section 6.3 Conduct of the Business in the Interim Period. Between the date hereof and the time of the Closing, except (A) as required by applicable Law, (B) as expressly required by this Agreement, or (C) as agreed upon by the Purchaser with the prior written consent, the Company and the other Group Companies shall and the Warrantors shall cause the Company and the other Group Companies to:

(a) not incur any single transaction or any series of transactions that involves any payment (or a series of payments), contingent or otherwise, in excess of HK$3,000,000 (or the equivalent thereof in another currency) in cash, property or services, except for any transactions incurred in the ordinary course of business of the Group Companies;

(b) not incur any equity investment or debt offering; and

(c) take all actions reasonably necessary to consummate the transactions contemplated by this Agreement promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent to the transactions contemplated by this Agreement set forth in Article VII to be satisfied.

Section 6.4 Third Party Consents. No later than the Closing, the Warrantors shall cause all applicable Group Companies to give promptly all such notices to third parties and use commercially reasonable best efforts to obtain all such third party consents as necessary for the change of control of the Company and give such other notices and use commercially reasonable best efforts to obtain such other consents as the Purchaser and the Seller may determine to be necessary in connection with the transactions contemplated by this Agreement, in each case except for the notices or consents the failure to give or obtain which would or would not would be expected to have a Material Adverse Effect (such notices and consents required to be given or obtained, the “Third Party Consents”).

Section 6.5 Further Assurances. Each Party shall use, and the Warrantors shall cause each Group Company to use, its reasonable efforts to (a) take all actions necessary or appropriate and do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Nothing in this Section 6.5 is meant to obligate any Party from waiving any applicable closing conditions set forth in Article VII. Without limiting the generality of the foregoing, the Parties acknowledge that each of the Parties may be required to provide requested information to the Hong Kong Monetary Authority regarding the transactions contemplated by the Transaction Documents, and the other Parties shall provide all reasonable cooperation in that regard.

Section 6.6 Confidentiality and Publicity.

(a) Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the other Parties or relating to the transactions contemplated hereby, (ii) in the event that any Party or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the other Parties with prompt written notice of such requirement so that the other Parties or the applicable Group Company may seek a protective order or other remedy or waive compliance with this Section 6.6(a), and (iii) in the event that such protective order or other remedy is not obtained, or the other Parties waive compliance with this Section 6.6(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.6(a) shall not apply to (A) any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by the Seller or any of its agents, representatives, Affiliates, employees, officers or directors, (B) any information with respect to the Business or Group Companies disclosed to the Seller or the Purchaser in the ordinary course of business of the Group Companies or (C) any information as required by Law or Government Authority.

(b) No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by any Seller or the Company) or of the Seller (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority; provided, that such consent shall not be unreasonably withheld, conditioned or delayed. The Parties acknowledge that each of the Purchaser and the Seller, as a publicly traded company, may be required to issue a press release or otherwise publicly disseminate certain information regarding the transactions contemplated by the Transaction Documents, and the other Parties shall provide all reasonable cooperation in that regard and shall take such steps as may be reasonable and practicable to agree the contents of the announcement or press release with the other Party before making the announcement or press release.

Section 6.7 Exclusivity. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, none of the Warrantors or any of their respective Affiliates, officers, directors, representatives or agents shall, and the Warrantors shall cause the other Group Companies and their respective Affiliates, officers, directors, representatives and agents to not, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity interests in the Company or any other Group Company or all or any portion of the assets of any Group Company, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any Group Company, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Warrantors immediately shall, and the Warrantors immediately shall cause the other Group Companies to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Warrantors shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Warrantors agree not to, and the Warrantors shall cause the other Group Companies not to, prior to the Closing, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Warrantor or Group Company is a party.

Section 6.8 Tax; Stamp Duty. The Purchaser and the Seller acknowledge, covenant and agree that each Party shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by the other Party or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and other Transaction Documents; and that such other Party will bear and pay any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and other Transaction Documents.

Section 6.9 Release and Discharge.

(a) Effective as of and contingent on the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and on behalf of its shareholders or members, as applicable, assigns and beneficiaries and, to the extent acting in a representative capacity, its creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained), successors and assigns of any of them (collectively, the “Releasing Persons”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Group Company and its shareholders or members, as applicable, assigns and beneficiaries, creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by any of them), successors and assigns of any of them, Affiliates and predecessors, successors and assigns of any of them (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative on behalf of any Person, and whether arising under any agreement or understanding or otherwise at Law or equity (“Released Claims”), which such Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Released Persons with respect to any Group Company, including any Releasing Person’s investment in securities in any Group Company or arising out of, relating to or in connection with the Existing Articles (the “Release”); provided, that the Parties acknowledge and agree that this Section 6.9 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under (i) this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of any Party pursuant to this Agreement, and/or (ii) any Contract entered into by and among the Seller and/or its subsidiaries (other than any Group Companies), on one hand, and any Group Company, on the other hand, prior to the Closing. The Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

(b) Effective as of and contingent on the Closing, the Seller hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon the Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing. Any Released Person may plead this Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

(c) The Seller agrees that if it violates any provision of this Section 6.9, it will pay the costs and expenses of defending against any related or resulting Legal Proceedings incurred by the Released Persons, including attorney’s fees.

Section 6.10 Agreed Board Composition. No later than the Closing, the Purchaser, the Company, the BVI Holdco and the HK Holdco shall submit the application for necessary regulatory approval or make required notification for the appointment of new directors as follows (the “Director Change Approval”): (i) David Siu Kam Choy shall serve as the sole director of the BVI Holdco; (ii) the board of directors of the HK Holdco shall consist of four (4) directors, including David Siu Kam Choy; and (iii) the Board shall consist of nine (9) directors, including two (2) executive directors, three (3) non-executive directors, including David Siu Kam Choy (unless approval from the Hong Kong Monetary Authority is not yet granted, in such case David Siu Kam Choy shall be appointed as a consultant until such approval is granted), and four (4) independent non-executive directors. The agreements reflected in this Section 6.10 are collectively referred to as the “Agreed Board Composition.” All Parties shall take all necessary steps as the Purchaser may request so that the Agreed Board Composition is in effect as soon as practicable. The Parties acknowledge that each of the Parties may be required to provide personal particulars and background of the new directors and any other requested information to the Hong Kong Monetary Authority as part of the Director Change Approval, and the other Parties shall provide all reasonable cooperation in that regard.

Section 6.11 Closing Financial Statements.

(a) For the purpose of this section, the “Closing Financial Statements Day” means (i) the last day of the month immediately before the month in which the Closing occurs if the Closing occurs on or before the fifteenth (15th) day of such month, and (ii) the last day of the month in which the Closing occurs if the Closing occurs after the fifteenth (15th) day of such month.

(b) The Company shall deliver to the Purchaser the unaudited consolidated balance sheet of the Company as of the Closing Financial Statements Day, and the corresponding unaudited consolidated statements of income and cash flows of the Company, together with all related notes and schedules thereto. The delivery date of such unaudited financial statements depends on the timing of the Closing. If the Closing occurs on or before the fifteenth (15th) day of the month, such unaudited financial statements should be delivered to the Purchaser by the later of the Closing Date or the third (3rd) day of the same month in which the Closing occurs. If the Closing occurs after the fifteenth (15th) day of the month, such unaudited financial statements should be delivered to the Purchaser no later than the third (3rd) day of the following month.

(c) No later than the Closing, the Group Companies shall deliver to the Purchaser the unaudited balance sheet of each of the BVI Holdco and the HK Holdco for the fiscal year ended December 31, 2023 and the related unaudited statements of income, cash flows and changes in equity of each of the BVI Holdco and the HK Holdco, together with all related notes and schedules thereto.

(d) No later than April 30, 2023, the Group Companies shall also deliver to the Purchaser (i) the audited consolidated balance sheet of the Group Companies for the fiscal year ended December 31, 2023, and the related audited consolidated statements of income, cash flows and changes in equity of the Group Companies, together with all related notes and schedules thereto, and (ii) the audited balance sheet of the Company for the fiscal year ended December 31, 2023, and the related audited statements of income, cash flows and changes in equity of the Company , together with all related notes and schedules thereto.

(e) All unaudited and audited financial statements provided to the Purchaser under Section 6.11 shall be (i) prepared in accordance with the books of account and other financial records of the relevant Group Company or the Group Companies in all material respects, and (ii) prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies, except in the case of such unaudited financial statements, to normal and recurring year-end adjustments and the absence of notes, and in the case of such audited financial statements, as set forth in the notes thereto and subject. Such unaudited financial statements must show a reasonable representation of the state of affairs and balance sheet of the relevant Group Company or the Group Companies at the respective cut-off day, and of the profits and losses of the relevant Group Company or the Group Companies for the financial period ended on the respective cut-off day. Such audited financial statements must give a true and fair view of the state of affairs and balance sheet of the Group Companies or the Company as at the dates thereof and of profits and losses for the financial period to which they relate.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by such Party, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a) (i) the approval from the Hong Kong Monetary Authority for the authorization for change of controllers of the Company and any other approvals, authorizations or consents as may be requested by the Hong Kong Monetary Authority in connection with the consummation of the transactions contemplated hereby (other than the Director Change Approval), (ii) the approval from the independent shareholders of the Seller as required under the Hong Kong Listing Rules in connection with this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (iii) the Third Party Consents, if required, shall have been obtained and remained to be effective; and

(b) there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 7.2 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser, in its sole discretion, in whole or in part):

(a) each of the parties to the Transaction Documents, other than the Purchaser, shall have executed and delivered to the Purchaser the Transaction Documents;

(b) there shall have been no change, event, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect in the Business, results of operations or condition (financial or otherwise) of the Group Companies, taken as a whole;

(c) (i) the representations and warranties in the Company Fundamental Warranties and the Seller Fundamental Warranties shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date), and (ii) the representations and warranties set forth in Article III and Article IV (other than the Company Fundamental Warranties and the Seller Fundamental Warranties) (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date);

(d) the Parties other than the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(e) there shall have been no Legal Proceeding pending against the Seller or any Group Company, which may prohibit or restrict the transaction contemplated under this Agreement or have any Material Adverse Effect on the Business or any Group Company;

(f) no Group Company shall have been an obligor under any Indebtedness other than any indebtedness incurred or arising in the ordinary course of Business;

(g) each of the Outgoing Directors shall have delivered to the board of the directors of the BVI Holdco, the HK Holdco or the Company, as applicable, the signed but undated Resignation and Release Letter; and

(h) the Purchaser shall have received a certificate jointly signed by the Parties other than the Purchaser, dated the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(e), Section 7.2(f) and Section 7.2(g) have been satisfied.

Section 7.3 Conditions Precedent to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in its sole discretion in whole or in part):

(a) each of the parties to the Transaction Documents, other than the Seller and the Company, shall have executed and delivered to the Company the Transaction Documents;

(b) the representations and warranties in the Purchaser Fundamental Warranties shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date), and (ii) the representations and warranties set forth in Article V (other than the Purchaser Fundamental Warranties) (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date);

(c) the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(d) there shall have been no Legal Proceeding pending against the Purchaser, which may prohibit or restrict the transaction contemplated under this Agreement; and

(e) the Seller shall have received a certificate signed by the Purchaser, dated the Closing Date, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b), Section 7.3(c) and Section 7.3(d) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the Purchaser if, between the date hereof and the Closing, (i) there is a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company or any Seller set forth in this Agreement and (ii) such breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.2 not to be satisfied and cannot be cured, or if curable, is not cured within thirty (30) days after written notice of such breach is given to the Company or the Seller by the Purchaser;

(b) by the Seller if, between the date hereof and the Closing, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.3 not to be satisfied and cannot be cured, or if curable, is not cured within thirty (30) days after written notice of such breach is given to the Purchaser by the Seller;

(c) by the Purchaser after the Long Stop Date if the Closing shall not have occurred on or prior to the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Purchaser if its failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(d) by the Seller after the Long Stop Date if the Closing shall not have occurred on or prior to the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Seller if the failure by the Seller to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date; or

(e) by mutual written consent of the Seller and the Purchaser.

Section 8.2 Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 8.1 hereof, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

Section 8.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.2, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, that no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to the date of termination, and provided, further, that Section 6.6, this Section 8.3, and Article X shall survive any such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Warrantors set forth in Article III, the representations and warranties of the Seller set forth in Article IV and the representations and warranties of the Purchaser set forth in Article V shall survive the Closing until the second (2nd) anniversary of the Closing Date; provided, that the Company Fundamental Warranties, the Seller Fundamental Warranties and the Purchaser Fundamental Warranties shall survive the Closing indefinitely, and the representations and warranties set forth in Section 3.13 (Taxes) shall survive the Closing until sixty (60) days after the applicable statute of limitations governing claims arising thereunder. The covenants or other agreements contained in this Agreement that by their terms or nature are to be performed after the Closing shall survive the Closing in accordance with their terms. If written notice of a claim for indemnification has been given in accordance with Section 9.2 prior to the expiration of the applicable representations, warranties or covenants, then the relevant representations, warranties or covenants shall survive as to such claim, until such claim has been finally resolved.

Section 9.2 Indemnification.

(a) Indemnification by the Seller. From and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies from and after the Closing) and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Losses”) arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article IV;

(ii) any breach or non-fulfillment of any covenant or obligation to be performed by the Seller under this Agreement;

(iii) any Tax obligations of the Group Companies arising from any failure by any Group Company to properly withhold and pay to any Tax authority amounts required to be withheld and paid pursuant to applicable Laws before the Closing;

(iv) any Tax obligations of the Group Companies for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date;

(v) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts to which any Group Company was obligated, or was a party, on or prior to the Closing Date; and

(vi) any Tax obligations of the Purchaser, its Affiliates or the Group Companies arising from the failure of the Seller to comply with its obligations under Section 6.8; and

(vii) any Liability incurred by any Group Company arising in respect of its failure to, on or prior to the Closing Date, maintain the Material Licenses held by any Group Company as of the date hereof.

The Seller shall not be liable for any Loss arising out of or relating to Items (i), (ii) and (vii) above to the extent that the facts and circumstances giving rise to such Loss are disclosed in the Disclosure Schedule and the Due Diligence Materials.

(b) Procedures Relating to Indemnification.

(i) The Purchaser shall promptly give the Seller notice of any matter which the Purchaser has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Seller from any of its obligations under this Section 9.2 except to the extent the Seller is materially prejudiced by such failure. With respect to any recovery or indemnification sought by the Purchaser from the Seller that does not involve a Third Party Claim, if the Seller does not notify the Purchaser within ninety (90) days from its receipt of the notice from the Purchaser that the Seller disputes such claim, the Seller shall be deemed to have accepted and agreed with such claim. If the Seller has disputed a claim for indemnification (including any Third Party Claim), the Seller and the Purchaser shall proceed in good faith to negotiate a resolution to such dispute. If the Seller and the Purchaser cannot resolve such dispute in one hundred and eighty (180) days after delivery of the dispute notice by the Seller, such dispute shall be resolved by arbitration pursuant to Section 10.3.

(ii) If the Purchaser shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 9.2, within thirty (30) days of the receipt of such notice, the Purchaser shall give the Seller notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Seller from any of its obligations under this Section 9.2 except to the extent that the Seller is materially prejudiced by such failure. If the Seller acknowledges in writing its obligation to indemnify the Purchaser hereunder against any Losses that may result from such Third Party Claim, the Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser within ninety (90) days of the receipt of such notice from the Purchaser. Similarly, in the event the Purchaser is, directly or indirectly, conducting the defense against any such Third Party Claim, the Seller shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Seller’s expense, all such witnesses, records, materials and information in the Seller’s possession or under the Seller’s control relating thereto as is reasonably required by the Purchaser, if such Third Party Claim arises out of or in connection with any reason incurred before the date of this Agreement.

Section 9.3 Limitations Relating to Indemnification.

(a) The Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Purchaser Indemnitees under this Agreement, unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.2 exceeds HK$4,500,000 (the “Seller Indemnification Threshold”), and once the Seller Indemnification Threshold has been exceeded, the Seller shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Seller Indemnification Threshold (subject to the limitations set forth in Section 9.3(b)).

(b) The maximum aggregate liability of the Seller in respect of all claims by the Purchaser Indemnitees under this Agreement shall not exceed the Aggregate Purchase Price.

(c) Notwithstanding anything to the contrary, claims for seeking indemnification under this Section 9.2 must be initiated by the Purchaser pursuant to Section 9.2(b)(i) within three (3) years from the Closing Date. The Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Purchaser Indemnitees under this Agreement for any Losses, if the procedures relating to indemnification as required under Section 9.2(b)(i) was initiated after the third (3rd) anniversary of the Closing Date.

(d) Notwithstanding anything to the contrary, in no event shall the Seller be required to indemnify, defend, hold harmless, pay or reimburse any Purchaser Indemnitee under this Agreement or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, incidental, consequential, special or indirect, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement and any damages based on any type of multiple, in each case, in any way arising out of or relating to this Agreement or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise).

(e) The amount of any Losses that are subject to indemnification under this Article IX shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Purchaser in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third Party Payments”). If the Purchaser receives any Third Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by the Seller, the Purchaser shall promptly (and in any event within thirty (30) Business Days after receiving such Payment) pay to the Seller an amount equal to such Third Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses.

Section 9.4 Materiality and Other Matters. The indemnification provided for in Section 9.2 shall be subject to the following:

(a) Notwithstanding anything in this Agreement to the contrary, for the sole purpose of determining the amount of Losses (and not for determining whether any breaches of representations or warranties have occurred), the representations and warranties contained in Article III and Article IV shall be deemed to have been made without being qualified by “materiality” or “Material Adverse Effect” or similar qualifications, except to the extent such “materiality” qualifier or word of similar import is used for the express purpose of listing any information on the Disclosure Schedule rather than qualifying a statement.

(b) The Seller shall not be entitled to claim against any Group Company for contribution, reimbursement, indemnification or other participation in respect of or arising out of any indemnification obligation of the Seller hereunder, and the Seller hereby irrevocably and unconditionally waives any such claim it may have against the Group Companies.

(c) Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in Section 9.3 shall not apply to a claim for Losses arising out of fraud or willful misconduct.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including fees and expenses of its legal counsel, accountants and other representatives or consultants) incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby (the “Transaction Expenses”).

Section 10.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof.

Section 10.3 Arbitration.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three (3) arbitrators. The Purchaser and the Seller shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the first two arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 10.7.

(b) The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 10.4 Entire Agreement. This Agreement (including the exhibits hereto) and other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof.

Section 10.5 Amendments; Waivers. Any term of this Agreement may be amended only with the written consent of all the Parties. Any term of this Agreement may be waived only with the written consent of the party against whom such waiver is effective.

Section 10.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

Section 10.7 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Article VIII, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that prior to such termination, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 10.8 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand-delivered to the other party, upon delivery; (b) when sent by email, upon receipt of confirmation of error-free transmission; (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) two (2) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each party communicating hereunder by email shall promptly confirm by telephone with the party to whom such communication was addressed the receipt of each communication made by it by email pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given herein, or designate additional addresses, for purposes of this Section 10.8, by giving the other party written notice of the new address in the manner set forth above:

If to the Purchaser, to:

Address: Building No. 6, Lane 2777, Jinxiu East Road, Pudong New District, Shanghai, the People’s Republic of China

If to the Seller, to:

Address: 14F, Block A, Bo Jin international Building, Tai Ran 7th Rd, Futian District, Shenzhen, the People’s Republic of China

If to the Company, to:

Address: Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

Section 10.9 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely reflects the parties’ intent in entering into this Agreement.

Section 10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Section 9.2 hereof, a Person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties, and any attempted assignment in violation of this Section 10.10 shall be void.

Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of executing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

PURCHASER:

LUFAX HOLDING LTD

By:	/s/ Gregory Dean Gibb
Name:	Gregory Dean Gibb
Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

SELLER:

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

By:	/s/ Chongfeng Shen
Name:	Chongfeng Shen
Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

COMPANY:

PING AN ONECONNECT BANK (HONG KONG) LIMITED
平安壹賬通銀行（香港）有限公司

By:	/s/ Fei Yiming & /s/ Lui Yuk Lan
Name:	Fei Yiming / Lui Yuk Lan
Title:	Executive Director / Executive Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

EXHIBIT A

Form of Instrument of Transfer and Bought and Sold Notes

INSTRUMENT OF TRANSFER

Jin Yi Tong Limited (金亿通有限公司)

(BVI company number 1996848)

We, OneConnect Financial Technology Co., Ltd. (the “Transferor”), at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, in consideration of the sum of HK$933,000,000 paid to us in full by Lufax Holding Ltd (the “Transferee”) of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands do hereby transfer to the said Transferee the one ordinary share with no par value standing in our name in the Register of Members of:-

Jin Yi Tong Limited (金亿通有限公司)

to hold unto the said Transferee, its executors, administrators or assigns, subject to the several conditions upon which we hold the same at the time of execution hereof. And we, the said Transferee, do hereby agree to take the said shares subject to the same conditions.

Witness our hands the    day of     2023 in        .

Witness to the signature(s) of the Transferor-)		For and on behalf of
	)	OneConnect Financial
	)	Technology Co., Ltd.

Witness’ name:	)
Witness’ address:	)
)
Director(s) / Authorized Signatory(ies)
(Transferor)

Witness to the signature(s) of the Transferee-)		For and on behalf of
	)	Lufax Holding Ltd
)

Witness’ address:	)
Witness’ name:	)
)
Director(s) / Authorized Signatory(ies)
(Transferee)

BOUGHT NOTE

Name of Vendor (Transferor): OneConnect Financial Technology Co., Ltd.

Address: The offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Occupation: Corporation

Name of Company in which the share(s) to be transferred:

Jin Yi Tong Limited (金亿通有限公司)

Number of Share(s): one ordinary share of no par value

Consideration: HK$933,000,000

For and on behalf of:
Lufax Holding Ltd
as Transferee

By:
Title:

Dated       2023

Executed in

SOLD NOTE

Name of Purchaser (Transferee): Lufax Holding Ltd

Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Occupation: Corporation

Name of Company in which the share(s) to be transferred:

Jin Yi Tong Limited (金亿通有限公司)

Number of Share(s): one ordinary share of no par value

Consideration: HK$933,000,000

For and on behalf of:
OneConnect Financial Technology Co., Ltd.
as Transferor

By:
Title:

Dated       2023

Executed in

EXHIBIT B

Form of Resignation and Release Letter

     , 2024

To:

Dear Sirs/Madams:

I hereby resign as a director of       (the “Company”), with immediate effect from the date hereof (the “Resignation”).

I confirm that with this Resignation from the position as a director of the Company, all authority granted by and to me in my capacity as a director of the Company is hereby terminated. I confirm further that my Resignation is not related to any conflict or disagreement with the Company or its subsidiaries, regarding any of their business, finance, accounting and/or any other affairs.

I further irrevocably confirm that (i) I will not raise any claims, actions, proceedings, demands or costs whether under statute, common law or otherwise, (including, without limitation, for wrongful or unfair dismissal, compensation for loss of office or redundancy) whether monetary or otherwise or institute any actions against the Company in relation to my service with, or my Resignation from, the Company; and (ii) no agreement or arrangement is outstanding under which the Company has or could have any obligation to me.

Yours faithfully,

Name: